Royal Mines Concentration Plant Update

HENDERSON, NV -- (Marketwire - December 14, 2010) - Royal Mines and Minerals Corp. (OTCBB: RYMM) (Royal Mines), an exploration stage company focused on the development of mining projects in North America, is pleased to announce that the Golden Anvil concentration plant relocation was completed November 30, 2010. We have commenced initial processing operations and have technicians arriving on December 15th to assist in the optimization of the process and to train personnel. We anticipate the first shipment of concentrate mid-January 2011. The first three months we project the concentration plant to generate up to 30 tons of concentrate per month. Within 90 days we plan to increase the process tonnage from an expected 100 tons of head ore per day to the design capacity of 200 tons per day, generating approximately 75 tons of concentrate per month. We anticipate each ton of concentrate to contain approximately 5 oz of gold and 200 oz of silver.

Royal Mines has successfully raised $300,000 to fund the initial cash flow needs of the Golden Anvil operation, as agreed to in our MOU with Golden Anvil dated October 19, 2010. Golden Anvil and Royal Mines are also pleased to announce that the overall mineral concessions, under the joint venture to be formed as agreed in the MOU, have grown from the original 13,000 acres to over 47,600 acres. We are reviewing several options for a drilling program to establish measured resources under a 43-101 compliant report.

Royal Mines is continuing to develop and improve its environmentally friendly lixiviation processes both in the laboratory and in our facility in Phoenix, and we are testing ores and evaluating projects from the United States, Canada, Mexico, Ecuador, Bolivia, Peru, Chile, Guyana and the Philippines.

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) commercially extract and refine precious metals from our own and others mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines' website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. The date the concentration plant begins operations is subject to many uncertainties and there is no assurance that positive cash flow will be achieved when contemplated or at all. There is also no assurance that future concentrates produced from the Golden Anvil Mine will yield the same recovery as concentrates previously processed by Royal Mines.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com